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                                                                    EXHIBIT 23.4

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors and Shareholders
LSI Group Holdings Plc

We consent to the incorporation by reference in the registration statement (No. 333-30285) on Form S-3 of Signature Resorts, Inc. of our report dated 27 March 1997, with respect to the consolidated financial statements of LSI Group Holdings Plc at 31 December 1995 and 1996 and for each of the years in the three-year period ended 31 December 1996, which report appears in the Form 8-K of Signature Resorts, Inc. filed on 9 September 1997, as amended by the Current Report on Form 8-K/A filed on 10 October 1997 and as amended by the Current Report on Form 8-K/A filed on 22 October 1997.

(signed) KPMG
Chartered Accountants

Preston, England
22 October 1997